EXHIBIT 21

SUBSIDIARIES

Crypto Equity Management Corp. (“CEMC”) formed September 30, 2017 in the State of Colorado as a for profit corporation; currently non-operational.

Crypto Industry SRO Inc. formed December 31, 2017 in the State of Colorado as a non-profit corporation; currently non-operational.